As filed with the Securities and Exchange Commission on May 4, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alset EHome International Inc.

(Exact name of registrant as specified in its charter)

Delaware	6799	83-1079861
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Alset EHome International Inc.

4800 Montgomery Lane, Suite 210

Bethesda, Maryland 20814

(301) 971-3940

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chan Heng Fai

Chairman and Chief Executive Officer

Alset EHome International Inc.

4800 Montgomery Lane, Suite 210

Bethesda, Maryland 20814

(301) 971-3940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Darrin M. Ocasio, Esq.	Anthony W. Basch, Esq.
Avital Perlman, Esq.	Kaufman & Canoles, P.C.
Sichenzia Ross Ference LLP	1021 E. Cary Street, Suite 1400
1185 Avenue of Americas, 37th Floor	Two James Center
New York, New York 10036	Richmond, VA 23219
Tel.: (212) 930-9700	Tel.: (804) 771-5700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [ ]	Accelerated Filer [ ]	Non-Accelerated Filer [X]	Smaller Reporting Company [X] Emerging Growth Company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)		Amount of registration fee
Common Units (3)	$49,450,000	(4)	$5,395.00
Common Stock, par value $0.001 per share (“Common Stock”), included in the Common Units		(5)
Series A Warrants to purchase Common Stock, included in the Common Units		(5)
Series B Warrants to purchase Common Stock, included in the Common Units		(5)
Pre-funded Units (6)		(4)
Pre-funded Warrants included in the Pre-funded Units		(7)
Series A Warrants to purchase Common Stock, included in the Pre-funded Units		(7)
Series B Warrants to purchase Common Stock, included in the Pre-funded Units		(7)
Common Stock underlying the Pre-funded Warrants included in the Pre-funded Units
Common Stock underlying Series A Warrants included in the Common Units and Pre-funded Units	$49,450,000		$5,395.00
Common Stock underlying Series B Warrants included in the Common Units and Pre-funded Units	$32,142,500		$3,506.75
Total	$131,042,500		$14,296.75

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes shares the underwriter has the option to purchase to cover over-allotments, if any.

(3)	Each Common Unit consists of one share of Common Stock, one Series A Warrant and one Series B Warrant.

(3)	No fee pursuant to Rule 457(g) under the Securities Act.

(4)

The proposed maximum aggregate offering price of Common Units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-funded Units offered and sold in the offering, and the proposed maximum aggregate offering price of the Pre-funded Units to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Units sold in the offering. Accordingly, the proposed maximum aggregate offering price of the Common Units and Pre-funded Units (including the Common Stock issuable upon exercise of the Pre-funded warrants included in the Pre-funded Units), if any, is $49,450,000.

(5)	Included in the price of the Common Units. No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(6)	Each Pre-funded Unit consists of one Pre-funded Warrant, one Series A Warrant and one Series B Warrant.

(7)	Included in the price of the Pre-funded Units. No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 4, 2021

PRELIMINARY PROSPECTUS

Up to 4,207,436 Common Units

Up to 4,207,436 Pre-funded Units

Common Units Consisting of
One Share of Common Stock and
One Series A Warrant to Purchase One Share of Common Stock and
One Series B Warrant to Purchase One-Half of a Share of Common Stock

Pre-funded Units Consisting of
One Pre-funded Warrant and
One Series A Warrant to Purchase One Share of Common Stock and
One Series B Warrant to Purchase One-Half of a Share of Common Stock

We are offering up to common 4,207,436 units (the “Common Units”), assuming a public offering price of $10.22 per share, the last reported sale price of our common stock as reported on the Nasdaq Capital Market on April 29, 2021, with each Common Unit consisting of (a) one share of common stock, par value $0.001 per share (which we refer to as our common stock), (b) one Series A warrant (the “Series A Warrant”) to purchase one share of common stock, and (c) one Series B warrant (the “Series B Warrant” and together with the Series A Warrants, the “Warrants”) to purchase one-half of a share of common stock, pursuant to this prospectus. The actual public offering price per Common Unit will be determined between us and the underwriters at the time of pricing and may be at a discount to this assumed offering price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

We are also offering to those purchasers, if any, whose purchase of Common Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded units (each a “Pre-funded Unit”) in lieu of Common Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each Pre-funded Unit will consist of a pre-funded warrant to purchase one share of common stock at an exercise price of $0.01 per share (each a “Pre-funded Warrant”, one Series A Warrant and one Series B Warrant. The purchase price of each Pre-funded Unit is equal to the price per Common Unit being sold to the public in this offering, minus $0.01. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-funded Warrants are exercised in full. We are offering the Pre-funded Units at an assumed public offering price of $10.21 per Pre-funded Unit.

For each Pre-funded Unit we sell, the number of Common Units we are offering will be decreased on a one-for-one basis. Common Units and Pre-funded Units will not be certificated. The common stock or Pre-funded Warrants, as the case may be, and the Warrants included in the Common Units or the Pre-funded Units, can only be purchased together in this offering, but the securities contained in the Common Units or Pre-funded Units are immediately separable and will be issued separately.

The offering also includes the shares of common stock issuable from time to time upon exercise of the Pre-Funded Warrants and Warrants.

The Warrants will be exercisable immediately upon issuance and will expire on the fifth anniversary of the original issuance date. The Series A Warrants will have an initial exercise price equal to $ per  whole share of common stock, equal to 100% of the public offering price of one Common Unit. The Series B Warrants will have an initial exercise price equal to $ per whole share of common stock, equal to 130% of the public offering price of one Common Unit.

Our common stock is listed on the Nasdaq Capital Market under the symbol “AEI.” We do not intend to apply for any listing of either of the Pre-funded Warrants or the Warrants on the Nasdaq Capital Market or any other securities exchange or nationally recognized trading system, and we do not expect a market to develop for the Pre-funded Warrants, the Series A Warrants or the Series B Warrants.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8.

	Per Common Unit	Per Pre-funded Unit	Total
Public offering price	$	$	$
Underwriting discounts and commissions (6.50%) (1)	$	$	$
Proceeds to us, before expenses	$	$	$

(1)	Does not include a non-accountable expense allowance equal to 1.5% of the gross proceeds of this offering payable to underwriters. Please see the section of this prospectus entitled “Underwriting” for additional information regarding underwriter compensation.

We have granted a 45-day option to the underwriters to purchase additional shares of common stock and/or Pre-funded Warrants, representing up to 15% of the common stock and Pre-funded Warrants sold in the offering and/or additional Warrants, representing up to 15% of the Warrants sold in the offering, solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Units to purchasers on or about        , 2021.

Aegis Capital Corp.

The date of this prospectus is      , 2021

i

You should rely only on the information contained in this prospectus or contained in any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of securities.

You should also read and consider the information in the documents to which we have referred you under the captions “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in this prospectus.

For investors outside the United States, we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the U.S. Persons who come into possession of this prospectus and any free writing prospectus related to this offering in jurisdictions outside the U.S. are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

ii

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus, or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before buying securities in this offering. You should carefully read this entire prospectus, including each of the documents incorporated herein or therein by reference, before making an investment decision.

Unless the context requires otherwise, the words “we,” “us,” “our,” “our company,”“Alset”, “the Company” and “our business” refer to Alset EHome International Inc., a Delaware corporation, and its consolidated subsidiaries.

Our Company

We are a diversified holding company principally engaged through our subsidiaries in property development, digital transformation technology and biohealth activities with operations in the United States, Singapore, Hong Kong, Australia and South Korea. We manage our three principal businesses primarily through our 60.2% owned subsidiary, Alset International Limited, a public company traded on the Singapore Stock Exchange. Through this subsidiary (and indirectly, through other public and private U.S. and Asian subsidiaries), we are actively developing two significant real estate projects near Houston, Texas and in Frederick, Maryland in our property development segment. We have designed applications for enterprise messaging and e-commerce software platforms in the United States and Asia in our digital transformation technology business unit. Our recent foray into the biohealth segment includes research to treat neurological and immune-related diseases, nutritional chemistry to create a natural sugar alternative, research regarding innovative products to slow the spread of disease, and natural foods and supplements. We identify strategic global businesses for acquisition, incubation and corporate advisory services, primarily related to our operating business segments. We also have ownership interests outside of Alset International, including an indirect 16.8% equity interest in Holista CollTech Limited, a public Australian company that produces natural food ingredients, but this entity did not have a material asset value relative to our principal businesses. Under the guidance of Chan Heng Fai, our founder, Chairman and Chief Executive Officer, who is also our largest stockholder, we have positioned ourselves as a participant in these key markets through a series of strategic transactions. Our growth strategy is both to pursue acquisition opportunities that we can leverage on our global network using our capital and management resources and to accelerate the expansion of our organic businesses.

We generally acquire majority and/or control stakes in innovative and promising businesses that are expected to appreciate in value over time. Our emphasis is on building businesses in industries where our management team has in-depth knowledge and experience, or where our management can provide value by advising on new markets and expansion. We have at times provided a range of global capital and management services to these companies in order to gain access to Asian markets. We have historically favored businesses that improve an individual’s quality of life or that improve the efficiency of businesses through technology in various industries. We believe our capital and management services provide us with a competitive advantage in the selection of strategic acquisitions, which creates and adds value for our company and our stockholders.

We intend at all times to operate our business in a manner as to not become inadvertently subject to the regulatory requirements under the Investment Company Act by, among other things, (i) in the event of acquisitions, purchasing all or substantially all of an acquisition target’s voting stock, and only in limited cases purchase less than 51% of the voting stock; (ii) monitoring our operations and our assets on an ongoing basis in order to ensure that we own no less than a majority, or other control, of Alset International and that Alset International, in turn, owns no less than a majority, or other control, of LiquidValue Development Pte Ltd. (“LVD”) and other such subsidiaries with significant assets and operations; and (iii) limiting additional equity investments into affiliated companies including our majority-owned and/or controlled operating subsidiaries, except in special limited circumstances. Additionally, we will continue to hire in-house management personnel and employees with industry background and experience, rather than retaining traditional investment portfolio managers to oversee our group of companies.

1

The following chart illustrates the current corporate structure of our key operating entities:

Selected Risks Associated with Our Business

Our business and prospects may be limited by a number of risks and uncertainties that we currently face, including the following:

●	We operate in the intensely competitive property development, digital transformation technology and biohealth markets against a number of large, well-known companies in each of those markets.

●	We and our majority-owned and/or controlled operating subsidiaries have a limited operating history and we cannot ensure the long-term successful operation of all of our businesses.

●	We had net losses of $4,398,435 and $8,053,428 for the years ended December 31, 2020 and 2019, respectively. There can be no assurance we will have net income in future periods.

●	We are a holding company and derive all of our operating income from, and hold substantially all of our assets through, our U.S. and foreign company ownership interests. The effect of this structure is that we will depend on the earnings of our subsidiaries, and the payment or other distributions to us of these earnings, to meet our obligations and make capital expenditures.

2

●	There is no assurance that we will be able to identify appropriate acquisition targets, successfully acquire identified targets or successfully develop and integrate the businesses to realize their full benefits.

●	Our business depends on the availability to us of Chan Heng Fai, our founder, Chairman and Chief Executive Officer, who has developed and implemented our business philosophy and who would be extremely difficult to replace, and our business would be materially and adversely affected if his services were to become unavailable to us.

●	We are vulnerable to adverse changes in the economic environment in the United States, Singapore, Hong Kong, Australia and South Korea, particularly with respect to increases in wages for professionals, fluctuation in the value of foreign currencies and governmental trade policies between nations.

In addition, we face other risks and uncertainties that may materially affect our business prospects, financial condition and results of operations. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our common stock.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.07 billion in revenue during our last completed fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;
●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements, and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);
●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);
●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;
●	may present only two years of audited financial statements; and
●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

3

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, or such earlier time that we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Further, under current SEC rules, we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

Status as a Controlled Company

We are considered a “controlled company” within the meaning of the listing standards of Nasdaq. Under these rules, a “controlled company” may elect not to comply with certain corporate governance requirements, including the requirement to have a board that is composed of a majority of independent directors. We are taking advantage of these exemptions. These exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the applicable requirements of the Sarbanes-Oxley Act and rules with respect to our audit committee within the applicable time frame.

Corporate Information

The Company was incorporated in the State of Delaware on March 7, 2018 as HF Enterprises Inc. Effective as of February 5, 2021, the Company changed its name from “HF Enterprises Inc.” to “Alset EHome International Inc.” The Company effected such name change pursuant to a merger entered into with a wholly owned subsidiary, Alset EHome International Inc. The Company is the surviving entity following this merger and has adopted the name of its former subsidiary. In connection with our name change, our trading symbol on the Nasdaq Stock Market was changed from “HFEN” to “AEI.”

Our principal executive offices are located at 4800 Montgomery Lane, Suite 210, Bethesda, Maryland 20814, telephone (301) 971-3940. We also maintain offices in Singapore, Magnolia, Texas, South Korea and Hong Kong. We maintain a corporate website at www.alsetehomeintl.com. Information on our website, and any downloadable files found there, are not part of this prospectus and should not be relied upon with respect to this offering.

Any information that we consider to be material to an evaluation of our company will be included in filings on the SEC website, http://www.sec.gov, and may also be disseminated using our investor relations website, www.alsetehomeintl.com, and press releases.

Available Information

We make available, free of charge on our corporate website at www.alsetehomeintl.com, copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements, and all amendments to these reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission, or the SEC, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act. We also show detail about stock trading by corporate insiders by providing access to SEC Forms 3, 4 and 5. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov.

4

THE OFFERING

The summary below describes the principal terms of this offering. The “Description of Securities” section of this prospectus contains a more detailed description of our common stock.

Securities being offered by us

4,207,436 Common Units, assuming a public offering price of $10.22 per share, the last reported sale price of our common stock as reported on the Nasdaq Capital Market on April 29, 2021, with each Common Unit consisting of one share of common stock, one Series A Warrant to purchase one share of common stock and one Series B Warrant to purchase one-half of a share of common stock. The Common Units will not be certificated or issued as stand-alone securities. The shares of common stock and the Warrants composing such Common Units are immediately separable and will be issued separately but will be purchased together in this offering.

We are also offering to those purchasers, if any, whose purchase of Common Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded units (each a “Pre-funded Unit”) in lieu of Common Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each Pre-funded Unit will consist of a pre-funded warrant to purchase one share of common stock at an exercise price of $0.01 per share (each a “Pre-funded Warrant”), one Series A Warrant to purchase one share of common stock and one Series B Warrant to purchase one-half of a share of common stock. The purchase price of each Pre-funded Unit is equal to the price per Common Unit being sold to the public in this offering, minus $0.01. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-funded Warrants are exercised in full. For each Pre-funded Unit we sell, the number of Common Units we are offering will be decreased on a one-for-one basis.

We are offering Series A Warrants to purchase an aggregate of 4,207,436 shares of common stock and Series B warrants to purchase an aggregate of 2,103,718 shares of common stock. Because we will issue one Series A Warrant and one Series B Warrant as part of each Common Unit or Pre-funded Unit, the number of Warrants sold in this offering will not change as a result of a change in the mix of the Common Units and Pre-funded Units sold.

This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Pre-funded Warrants and the Warrants.

Overallotment option

We have granted the underwriters a 45-day option to purchase additional shares of common stock and/or Pre-Funded Warrants, representing up to 15% of the shares of common stock and Pre-Funded Warrants sold in the offering and/or additional Warrants, representing up to 15% of the Warrants sold in the offering.

Common stock to be outstanding immediately after this offering	6,407,436 shares (or 7,038,551 shares, if the underwriters exercise their over-allotment option in full), assuming none of the Pre-funded Units are sold and none of the Warrants issued in this offering are exercised.

Description of Series A Warrants

The Series A Warrants will be exercisable immediately upon issuance and will expire on the fifth anniversary of the original issuance date and have an initial exercise price equal to $    per share, or 100% of the price of each Common Unit sold in the offering, subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. If at any time the closing price per share of the common stock shall exceed 200% of the exercise price then in effect for five consecutive trading days on each of which the daily dollar volume of the common stock equals or exceeds $5,000,000, the Company, at its option, may redeem the Series A Warrants, in whole or in part, at a price of $0.001 per share (subject to adjustment as provided therein).

See “Description of Securities—Series A Warrants” below for more information.

Description of Series B Warrants

The Series B Warrants will be exercisable immediately upon issuance and will expire on the fifth anniversary of the original issuance date and have an initial exercise price equal to $ per share, or 130% of the price of each Common Unit sold in the offering, subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. If at any time the closing price per share of the common stock shall exceed 200% of the exercise price then in effect for five consecutive trading days on each of which the daily dollar volume of the common stock equals or exceeds $5,000,000, the Company, at its option, may redeem the Series B Warrants, in whole or in part, at a price of $0.001 per share (subject to adjustment as provided therein). See “Description of Securities—Series B Warrants” below for more information.

5

Use of proceeds	We expect that the net proceeds from our sale of securities in this offering will be approximately $39,280,543 (or approximately $45,214,543 if the underwriters exercise their over-allotment option in full), based on a public offering price of $10.22 per Common Unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering (i) to fund possible acquisitions of new companies and additional properties, (ii) to fund the further development of properties, including services and infrastructure; (iii) to develop rental opportunities at properties; (iv) to exercise warrants of our subsidiaries to accomplish the items in (i) – (iii) and (v) for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” below and the other information included or incorporated by reference in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our securities.

Nasdaq symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “AEI.” We do not intend to apply for any listing of either of the Pre-funded Warrants or Warrants on the Nasdaq Capital Market or any other securities exchange or nationally recognized trading system, and we do not expect a market to develop for the Pre-funded Warrants, Series A Warrants or the Series B Warrants.

The number of shares of common stock to be outstanding immediately after this offering is based upon 2,200,000 shares outstanding as of May 3, 2021, and excludes 6,380,000 shares of common stock issuable upon conversion of outstanding preferred stock.

Unless otherwise indicated, this prospectus reflects and assumes the following:

●	no sale of the Pre-funded Warrants in this offering, and no exercise of the Warrants or of the outstanding preferred stock described above; and

●	no exercise by the underwriters of their over-allotment option.

6

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

●	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on April 14, 2021;

●	our Current Reports on Form 8-K filed on January 7, 2021, January 12, 2021, January 15, 2021, February 4, 2021, February 11, 2021, February 12, 2021, March 5, 2021; March 18, 2021, May 4, 2021 and our Current Report on Form 8-K/A filed May 3, 2021;

●	the description of our common stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on November 23, 2020, as updated by the description of our common stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on April 14, 2021.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) prior to effectiveness of this registration statement, and (ii) after the effective date of this registration statement and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Alset EHome International Inc., Attention: Michael Gershon, Chief Legal Officer.

You also may access these filings on our website at www.alsetehomeintl.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors set forth below and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, which are incorporated by reference in this prospectus. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our common stock could decline, and you could lose all or part of your investment. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways with which you may not agree. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested or otherwise used in a way that does not yield a favorable, or any, return for our company. See the section entitled “Use of Proceeds” in this prospectus for a more detailed discussion of our expected use of the net proceeds from this offering.

We do not intend to apply for any listing of the Pre-funded Warrants or Warrants on any exchange or nationally recognized trading system, and we do not expect a market to develop for the Pre-funded Warrants or Warrants.

We do not intend to apply for any listing of either of the Pre-funded Warrants or Warrants on the Nasdaq Capital Market or any other securities exchange or nationally recognized trading system, and we do not expect a market to develop for the Pre-funded Warrants, the Series A Warrants or the Series B Warrants. Without an active market, the liquidity of the Pre-funded Warrants and Warrants will be limited. Further, the existence of the Pre-funded Warrants and Warrants may act to reduce both the trading volume and the trading price of our common stock.

The Pre-funded Warrants and the Warrants are speculative in nature.

The Pre-funded Warrants and the Warrants offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price, and in the case of the Warrants, for a limited period of time. Specifically, a holder of a Series A Warrant or two Series B Warrants may exercise the right to acquire a share of common stock and pay an exercise price equal to 100% of the offering price per Common Unit and 130% of the offering price per Common Unit, respectively, prior to the fifth anniversary of the original issuance date, upon which date any unexercised Warrants will expire and have no further value. A holder of a Pre-funded Warrant may exercise the right to acquire a share of common stock and pay a nominal exercise price of $0.01 at any time. Upon exercise of the Pre-funded Warrants and the Warrants, the holders thereof will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the exercise date. If at any time the closing price per share of the common stock shall exceed 200% of the exercise price then in effect for five consecutive trading days on each of which the daily dollar volume of the common stock equals or exceeds $5,000,000, the Company, at its option, may redeem the Series A Warrants and Series B Warrants, in whole or in part, at a price of $0.001 per share (subject to adjustment as provided therein).

Moreover, following this offering, the market value of the Pre-funded Warrants and the Warrants is uncertain. There can be no assurance that the market price of our common stock will ever equal or exceed the exercise price of the Warrants or the price of the Pre-funded Units, and, consequently, whether it will ever be profitable for investors to exercise their Warrants or to the Pre-funded Warrants.

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If you purchase Common Units or Pre-funded Units in this offering, you will experience immediate dilution in the common stock included in the Common Units or Pre-funded Units you purchase. You will experience further dilution if we issue additional equity securities in future financing transactions.

Purchasers of Common Units or Pre-funded Units in this offering will pay a price per share of common stock included in the Common Units or Pre-funded Units you purchase that exceeds the net tangible book value per share of our common stock. Investors participating in this offering will incur immediate and substantial dilution. Assuming no sale of Pre-funded Units and giving effect to our receipt of approximately $39 million of estimated net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses payable by us from our sale of Common Units in this offering at an assumed public offering price of $10.22 per Unit, the last reported sale price of our common stock as reported on the Nasdaq Capital Market on April 29, 2021, our pro forma as adjusted net tangible book value as of December 31, 2020, would have been $96,381,880, or $7.54 per share (not including other transactions after December 31, 2020, except this offering). This amount represents an immediate increase in net tangible book value of $0.88 per share of our common stock to existing stockholders and an immediate dilution in net tangible book value of $2.68 per share of our common stock to new investors purchasing in this offering. In addition, you could experience further dilution if the Warrants issued in this offering are exercised. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you purchase Common Units in this offering.

If we issue additional common stock, or securities convertible into or exchangeable or exercisable for common stock, our stockholders, including investors who purchase shares of common stock in this offering, may experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock. We also cannot assure you that we will be able to sell shares or other securities in any future offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

You may experience future dilution as a result of future equity offerings.

To the extent that we raise additional funds through the sale of equity or convertible debt securities, the issuance of such securities will result in dilution to our stockholders. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Future sales, or the perception of future sales, of a substantial amount of our shares of common stock could depress the trading price of our common stock.

If we or our stockholders sell substantial amounts of our shares of common stock in the public market or if the market perceives that these sales could occur, the market price of shares of our common stock could decline. These sales may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate, or to use equity as consideration for future acquisitions.

As of May 3, 2021, we have 20,000,000 shares of common stock authorized and 2,200,000 shares of common stock outstanding. Of these shares, 2,160,000 shares are freely tradable. We, our executive officers and directors, and our majority stockholder have entered into agreements with the underwriters not to sell or otherwise dispose of shares of our common stock for a period of six months commencing on the date of this offering, with certain exceptions. Immediately upon the expiration of this lock-up period, 8,540,000 shares, assuming conversion of our outstanding shares of Series A Preferred Stock into 6,380,000 shares of common stock, will be eligible for resale pursuant to Rule 144 under the Securities Act, subject to the volume, manner of sale, holding period and other limitations of Rule 144.

Concentration of ownership of our common stock by our principal stockholder will limit new investors from influencing significant corporate decisions.

As of May 3, 2021, our Chief Executive Officer, Chan Heng Fai has the power to vote approximately 74.4% of our outstanding shares of common stock through his ownership of our Series A Preferred Stock. He will be able to make decisions such as (i) making amendments to our certificate of incorporation and bylaws, (ii) whether to issue additional shares of common stock and preferred stock, including to himself, (iii) employment decisions, including compensation arrangements, (iv) whether to enter into material transactions with related parties, (v) election and removal of directors and (vi) any merger or other significant corporate transactions. The interests of Chan Heng Fai may not coincide with our interests or the interests of other stockholders.

An increase in our net asset value or market capitalization following this Offering could result in bonus payments to our Chief Executive Officer.

On February 8, 2021, we entered into an Executive Employment Agreement (the “Employment Agreement”) with our Chief Executive Officer. Under the Employment Agreement, Mr. Chan’s compensation will include a fixed salary of $1 per month and two bonus payments each year consisting of: (i) one payment equal to Five Percent (5%) of the growth in market capitalization the Company experiences in any year; and (ii) one payment equal to Five Percent (5%) of the growth in net asset value the Company experiences in any year. To the extent this Offering contributes to an increase in our market capitalization and/or net asset value at December 31, 2021 as compared to December 31, 2020, we would be obligated to pay such bonus in cash or stock, at Mr. Chan’s election.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any free writing prospectus that we have authorized for use in connection with this offering, including the documents that we incorporate by reference, contain forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business, operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about our future financial performance, including our revenue, costs of revenue, operating expenses and profitability;

●	statements about our future financial performance, including our revenue, costs of revenue, operating expenses and profitability;

●	the sufficiency of our cash and cash equivalents to meet our liquidity needs;

●	our predictions about the property development, digital transformation technology and biohealth businesses and their respective market trends;

●	our ability to attract and retain customers in all our business segments to purchase our products and services;

●	the availability of financing for smaller publicly-traded companies like us;

●	our ability to successfully expand in our three principal business markets and into new markets and industry verticals;

●	our ability to effectively manage our growth and future expenses; and

●	our ability to respond to the potential risks resulting from the spread of the COVID-19 pandemic, and its potential impact on our operations.

We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. These forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. We assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward- looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and any free writing prospectus that we have authorized for use in connection with this offering with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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USE OF PROCEEDS

We estimate that the net proceeds from this offering, assuming we sell only Common Units, will be approximately $39,280,543 (or approximately $45,214,543 if the underwriter exercises its option in full to purchase additional shares of our common stock), based upon an assumed public offering price of $10.22 per Common Unit, which is the last reported sale price of our common stock as reported on the Nasdaq Capital Market on April 29, 2021, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. These amounts do not include the proceeds which we may receive in connection with the exercise of the Warrants offered hereby. We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised.

We intend to use the net proceeds (i) to fund possible acquisitions of new companies and additional properties, (ii) to fund the further development of properties, including services and infrastructure; (iii) to develop rental opportunities at properties; (iv) to exercise warrants of our subsidiaries to accomplish the items in (i) – (iii) and (v) for working capital and general corporate purposes.

A significant portion of the net proceeds of this offering may be used to fund possible acquisitions of new companies in the markets in which we operate, or may operate in the future, and to acquire additional real estate development properties. We intend to acquire all or substantially all of an acquisition target’s voting stock and only in limited cases acquire less than 51% of the voting stock. We have no such acquisition agreements or commitments in place at this time.

Working capital and general corporate purposes may include amounts required to pay officers’ salaries, professional fees, ongoing public reporting costs, office-related expenses and other corporate expenses, including interest and overhead. Working capital may also include funds used for our sales and marketing and/or product enhancement efforts

The expected use of net proceeds from this offering represents our intention based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending their use, we intend to invest the net proceeds of this offering in a variety of capital-preservation investments, including short- and intermediate-term, interest-bearing, investment-grade securities.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 2020:

●	on an actual basis; and

●

on an adjusted basis to give effect to (i) our acquisition of 4,775,523 shares of American Pacific Bancorp, Inc.’s (“APB”) Class B common stock, representing 86.44% of the total issued and outstanding common stock of APB on March 12, 2021, (ii) the exchange of 6,380,000 shares of common stock into 6,380 shares of Series A Preferred Stock on May 3, 2021, and (iii) the sale and issuance of 4,207,436 shares of common stock being sold as part of the Common Units in this offering at an assumed public offering price of $10.22 per Common Unit, the last reported sale price of our common stock as reported on the Nasdaq Capital Market on April 29, 2021, assuming no exercise of the underwriters’ option, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us

The following information is illustrative only of our cash and cash equivalents and capitalization following the completion of this offering and will change based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated by reference in this prospectus, and the consolidated financial statements of APB, which is incorporated by reference in this prospectus.

	As of December 31, 2020
	Actual	Pro Forma		As Adjusted
	(Audited)	(Unaudited)		(Unaudited)
Cash and restricted cash	$28,894,024	$31,235,456		$70,515,999
Debt, net of debt discount	2,335,276	67,079,228		67,079,228
Long-term debt, net of current portion and debt discount	636,362	636,362		636,362
Stockholders’ equity:

Preferred stock, $0.001 par value	-	-	*	-
Common stock, $0.001 par value	8,570	8,570	*	12,777
Additional paid-in capital	97,950,440	47,035,389		86,311,725
Accumulated deficit	(43,010,991)	(46,758,719)		(46,758,719)
Accumulated Other Comprehensive Income	2,153,318	2,143,338		2,143,338
Alset EHome International stockholders’ equity	57,101,337	2,428,578		41,709,121
Non-controlling interests	37,622,517	37,980,325		37,980,325
Total stockholders’ equity	$94,723,854	$40,408,903		$79,689,446
Total capitalization**	$95,360,216	$41,045,265		$80,325,808

*Not including the exchange of Chan Heng Fai’s common stock to preferred stock. The management expects that he will convert the preferred stock back to common stock in a short period.

** Total capitalization = Long-term debt + Total stockholders’ equity

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DILUTION

If you invest in our Common Units in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per Common Unit paid by the purchasers of the Common Units consisting of shares of common stock and Warrants to purchase shares of common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after the closing of this offering.

Our net tangible book value is the amount of our total tangible assets less our total liabilities. Net tangible book value per share is our net tangible book value divided by the number of shares of common stock outstanding as of December 31, 2020. Our net tangible book value as of December 31, 2020 was $57,101,337, or $6.66 per share, based on 8,570,000 shares of our common stock outstanding as of December 31, 2020.

After giving effect to the sale and issuance by us of all of the Common Units (and shares of common stock included therein) in this offering at an assumed public offering price of $10.22 per Common Unit, the last reported sale price of our common stock as reported on the Nasdaq Capital Market on April 29, 2021, and the receipt and application of the net proceeds, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming sale of Pre-funded Units in the offering and assuming that the underwriters do not exercise in full their option to purchase additional Common Units, our adjusted pro forma net tangible book value as of December 31, 2020 (not including other transactions after December 31, 2020, except this offering) would have been approximately $96,381,880, or $7.54 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $0.88 per share to our existing stockholders and an immediate dilution of $2.68 per share to investors purchasing in this offering.

Amount
Assumed public offering price per Common Unit	$10.22
Pro forma net tangible book value before offering	$6.66
Increase in pro forma net tangible book value attributable to new investors	$0.88
Pro forma as adjusted net tangible book value after offering	$7.54
Dilution in pro forma net tangible book value to new investors	$2.68

The tables and calculations above are based on 8,570,000 shares of common stock outstanding as of December 31, 2020, which excludes:

●	shares of common stock underlying the Warrants to be issued in connection with this offering; and

●	shares of common stock and shares underlying Warrants issuable upon exercise of the underwriters’ overallotment option.

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DESCRIPTION OF SECURITIES

The following description summarizes important terms of our securities. For a complete description, you should refer to our certificate of incorporation and bylaws, forms of which are incorporated by reference to the exhibits to the registration statement of which this prospectus is a part, as well as the relevant portions of the Delaware law. References to our certificate of incorporation and bylaws are to our certificate of incorporation and our bylaws, respectively, each of which will become effective upon completion of this offering.

General

Our authorized capital stock consists of 20,000,000 shares of common stock with a $0.001 par value per share, and 5,000,000 shares of preferred stock with a $0.001 par value per share, all of which shares of preferred stock will be undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of May 3, 2021, there were 2,200,000 shares of common stock issued and outstanding, and 6,380 shares of preferred stock were issued or outstanding.

Common Units

Each Common Unit being offered in this offering consists of (a) one share of our common stock, (b) one Series A Warrant entitling the holder thereof to purchase one share of our common stock at an initial exercise of $     per whole share, 100% of the public offering price of a Common Unit, exercisable until the fifth anniversary of the issuance date, and (c) one Series B Warrant entitling the holder thereof to purchase one-half of a share of our common stock at an initial exercise price of $     per whole share, 130% of the public offering price of a Common Unit, exercisable until the fifth anniversary of their issuance date. The common stock and Warrants that are part of the Common Units are immediately separable and will be issued separately in this offering, although they will have been purchased together in this offering.

Pre-funded Units

Each Pre-funded Unit being offered in this offering consists of (a) one Pre-funded Warrant, (b) one Series A Warrant entitling the holder thereof to purchase one share of our common stock at an initial exercise of $     per whole share, 100% of the public offering price of a Common Unit, exercisable until the fifth anniversary of the issuance date, and (c) one Series B Warrant entitling the holder thereof to purchase one-half of a share of our common stock at an initial exercise price of $     per whole share, 130% of the public offering price of a Common Unit, exercisable until the fifth anniversary of their issuance date. The Pre-funded Warrants and Warrants that are part of the Pre-funded Units are immediately separable and will be issued separately in this offering, although they will have been purchased together in this offering.

Common Stock

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

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The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible future acquisitions and other corporate purposes, will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

●	restricting dividends on the common stock;

●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; or

●	delaying or preventing changes in control or management of our company.

We have no present plans to issue any shares of preferred stock.

Series A Preferred Stock

On May 3, 2021, the Board of Directors of the Company approved the creation of a class of Series A Convertible Preferred Stock (the “Series A Preferred Stock”). An amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), which sets forth the rights and preferences of the Series A Preferred Stock, was filed with the Delaware Secretary of State on May 3, 2021 (the “Series A Designation”).

Pursuant to the Series A Designation, 6,380 shares of the Company’s preferred stock were designated Series A Preferred Stock. Holders of the Series A Preferred Stock shall be entitled to receive dividends equal, on an as-if-converted basis, to and in the same form as dividends actually paid on shares of the Company’s common stock when, as and if paid on shares of common stock. Each holder of outstanding Series A Preferred Stock is entitled to vote equal to the number of whole shares of common stock into which each share of the Series A Preferred Stock is convertible. Holders of Series A Preferred Stock are entitled, upon liquidation of the Company, to receive the same amount that a holder of Series A Preferred Stock would receive if the Series A Preferred Stock were fully converted into common stock.

On the date on which an amendment to the Company’s Certificate of Incorporation to increase the Corporation’s authorized shares of Common Stock has been filed with the Secretary of State of the State of Delaware, each share of Series A Preferred Stock shall convert automatically into 1,000 shares of the Company’s common stock.

Warrants

Pre-funded Warrants Included in the Pre-funded Units

The term “pre-funded” refers to the fact that the purchase price of our common stock in this offering includes almost the entire exercise price that will be paid under the Pre-funded Warrants, except for a nominal remaining exercise price of $0.01. The purpose of the Pre-funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to make an investment in the Company without triggering their ownership restrictions, by receiving Pre-funded Warrants in lieu of our common stock which would result in such ownership of more than 4.99% (or 9.99%), and receive the ability to exercise their option to purchase the shares underlying the Pre-funded Warrants at such nominal price at a later date.

Exercise of Warrants. Each Pre-funded Warrant is exercisable for one share of our common stock, with an exercise price equal to $0.01 per share, at any time that the Pre-funded Warrant is outstanding. There is no expiration date for the Pre-funded Warrants. The holder of a Pre-funded Warrant will not be deemed a holder of our underlying common stock until the Pre-funded Warrant is exercised.

Subject to limited exceptions, a holder of Pre-funded Warrants will not have the right to exercise any portion of its Pre-funded Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the Pre-funded Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The Pre-funded Warrant holders must pay the exercise price in cash upon exercise of the Pre-funded Warrants, unless such Pre-funded Warrant holders are utilizing the cashless exercise provision of the Pre-funded Warrants.

Upon the holder’s exercise of a Pre-funded Warrant, we will issue the shares of common stock issuable upon exercise of the Pre-funded Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any Pre-funded Warrants to purchase common stock, holders of the Pre-funded Warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise Pre-funded Warrants only if the issuance of the shares of common stock upon exercise of the Pre-funded Warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the Pre-funded Warrants are exercised. The Pre-funded Warrant holders must pay the exercise price in cash upon exercise of the Pre-funded Warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the Pre-funded Warrants (in which case, the Pre-funded Warrants may only be exercised via a “cashless” exercise provision).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Pre-funded Warrants will be entitled to receive upon exercise of such Pre-funded Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their Pre-funded Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Pre-funded Warrants.

Exchange Listing. We do not intend to apply for listing of the Pre-funded Warrants on any securities exchange or other trading system.

Series A Warrants Included in the Common Units and Pre-funded Units

Exercise of Warrants. Each Series A Warrant is exercisable for one share of our common stock, with an exercise price equal to $     per share at any time for up to five (5) years after the date of the closing of this offering. The Series A Warrants issued in this offering will be governed by the terms of a global Series A Warrant held in book-entry form. The holder of a Series A Warrant will not be deemed a holder of our underlying common stock until the Series A Warrant is exercised.

Subject to certain limitations as described below, the Series A Warrants are immediately exercisable upon issuance on the closing date and expire on the five (5) year anniversary of the closing date. Subject to limited exceptions, a holder of Series A Warrants will not have the right to exercise any portion of its Series A Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

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The exercise price and the number of shares issuable upon exercise of the Series A Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The Series A Warrant holders must pay the exercise price in cash upon exercise of the Series A Warrants, unless such Series A Warrant holders are utilizing the cashless exercise provision of the Series A Warrants.

Upon the holder’s exercise of a Series A Warrant, we will issue the shares of common stock issuable upon exercise of the Series A Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any Series A Warrants to purchase common stock, holders of the Series A Warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise Series A Warrants only if the issuance of the shares of common stock upon exercise of the Series A Warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the Series A Warrants are exercised. The Series A Warrant holders must pay the exercise price in cash upon exercise of the Series A Warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the Series A Warrants (in which case, the Series A Warrants may only be exercised via a “cashless” exercise provision).

Forced Redemption. If at any time the closing price per share of the common stock shall exceed 200% of the exercise price then in effect for five consecutive trading days on each of which the daily dollar volume of the common stock equals or exceeds $5,000,000, the Company, at its option, may redeem the Series A Warrants, in whole or in part, at a price of $0.001 per share (subject to adjustment as provided therein, the “Redemption Price”). The Company may exercise its redemption right by giving a redemption notice to the holder no more than 30 and no less than 10 calendar days before the date fixed specified in the redemption notice for redemption. On and after 5:00 p.m. (New York City time) on the date fixed for redemption, a holder shall have no rights with respect to its Series A Warrant except to receive the Redemption Price.

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series A Warrants will be entitled to receive upon exercise of such Series A Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their Series A Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series A Warrants.

Exchange Listing. We do not intend to apply for listing of the Series A Warrants on any securities exchange or other trading system.

Series B Warrants Included in the Common Units and Pre-funded Units

Exercise of Warrants. Each Series B Warrant is exercisable for one-half of a share of our common stock, with an exercise price equal to $           per share at any time up to five (5) years after the date of the closing of this offering. The Series B Warrants issued in this offering will be governed by the terms of a global Series B Warrant held in book-entry form. The holder of a Series B Warrant will not be deemed a holder of our underlying common stock until the Series B Warrant is exercised.

Subject to certain limitations as described below the Series B Warrants are immediately exercisable upon issuance on the closing date and expire on the five (5) year anniversary of the closing date. Subject to limited exceptions, a holder of Series B Warrants will not have the right to exercise any portion of its Series B Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the Series B Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The Series B Warrant holders must pay the exercise price in cash upon exercise of the Series B Warrants, unless such Series B Warrant holders are utilizing the cashless exercise provision of the Series B Warrants.

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Upon the holder’s exercise of a Series B Warrant, we will issue the shares of common stock issuable upon exercise of the Series B Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any Series B Warrants to purchase common stock, holders of the Series B Warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise Series B Warrants only if the issuance of the shares of common stock upon exercise of the Series B Warrants are covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the Series B Warrants are exercised. The Series B Warrant holders must pay the exercise price in cash upon exercise of the Series B Warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the Series B Warrants (in which case, the Series B Warrants may only be exercised via a “cashless” exercise provision).

Forced Redemption. If at any time the closing price per share of the common stock shall exceed 200% of the exercise price then in effect for five consecutive trading days on each of which the daily dollar volume of the common stock equals or exceeds $5,000,000, the Company, at its option, may redeem the Series B Warrants, in whole or in part, at a price of $0.001 per share (subject to adjustment as provided therein, the “Redemption Price”). The Company may exercise its redemption right by giving a redemption notice to the holder no more than 30 and no less than 10 calendar days before the date fixed specified in the redemption notice for redemption. On and after 5:00 p.m. (New York City time) on the date fixed for redemption, a holder shall have no rights with respect to its Series B Warrant except to receive the Redemption Price.

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series B Warrants will be entitled to receive upon exercise of such Series B Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their Series B Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series B Warrants.

Exchange Listing. We do not intend to apply for listing of the Series B Warrants on any securities exchange or other trading system.

Warrants Generally

Book-Entry Form

The Warrants will be registered securities and will be evidenced by a global certificate, which will be deposited on behalf of the Company with a custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC. If DTC subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that any Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, then the Company may instruct the Warrant Agent to provide written instructions to DTC to deliver to the Warrant Agent for cancellation the global certificate, and the Company will instruct the Warrant Agent to deliver to DTC separate Warrant certificates as requested through the DTC system.

Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name that Warrant will be registered on the Warrant register (the “holder”) as the absolute owner of such Warrant for purposes of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent will be affected by any notice to the contrary. Notwithstanding the foregoing, nothing herein will prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by DTC governing the exercise of the rights of a holder of a beneficial interest in any Warrant. The rights of beneficial owners in a Warrant evidenced by the global certificate will be exercised by the holder or a participant through the DTC system, except to the extent set forth herein or in the global certificate.

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A holder whose interest in a global Warrant is a beneficial interest in a global Warrant held in book-entry form through DTC (or another established clearing corporation performing similar functions), will effect exercises by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, complying with the procedures to effect exercise that are required by DTC (or such other clearing corporation, as applicable).

Beneficial Ownership Exercise Limitation

Each holder of the Warrants will be subject to a requirement that they will not have the right to exercise the Warrants to the extent that, after giving effect to such exercise, such holder (together with its affiliates) would beneficially own in excess of 4.99% (subject to increase at the option of the holder to 9.99% upon 61 days’ prior written notice) of the shares of our common stock outstanding immediately after giving effect to such exercise.

Warrant Agent

The Series A Warrants and Series B Warrants will be issued in registered form under separate warrant agent agreements (each a “Warrant Agent Agreement”) between us and our warrant agent, Direct Transfer, LLC (the “Warrant Agent”). The material provisions of the Warrants are set forth herein, and a copy of each of the Warrant Agent Agreements are filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.

Effect of Certain Provisions of our Charter and Bylaws and the Delaware Anti-Takeover Statute

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

No cumulative voting

The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws prohibit cumulative voting in the election of directors.

Undesignated preferred stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Calling of special meetings of stockholders

Our charter documents provide that a special meeting of stockholders may be called only by resolution adopted by our board of directors, chairman of the board of directors or chief executive officer or upon the written request of stockholders owning at least 33.3% of the outstanding common stock. Stockholders owning less than such required amount may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for advance notification of stockholder nominations and proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

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Section 203 of the Delaware General Corporation Law

Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

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Choice of Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by our directors, officers or other employees to us or to our stockholders, (iii) any action asserting a claim against us or any director, officer or other employee arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants; provided that these provisions of our certificate of incorporation will not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Our certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless we consent in writing to the selection of an alternative forum.

Limitations of Liability and Indemnification

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by us or in our right in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on our behalf in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants us the power to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

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Our Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of our company shall not be personally liable to our company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Our bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of our company or is or was serving at the request of our company as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such director, officer, employee, or agent, or in any other capacity while serving as such director, officer, employee, or agent, shall be indemnified and held harmless by our company to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, other expenses and losses, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of his or her heirs, executors, and administrators.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Exchange Listing

Our common stock is listed for trading on the Nasdaq Capital Market under the symbol “AEI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Direct Transfer, LLC, Raleigh, North Carolina.

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UNDERWRITING

Aegis Capital Corp. (“Aegis”) is acting as the representative of the underwriters and the book-running manager of this offering. Under the terms of an underwriting agreement, which is filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of Common Units and Pre-funded Units shown opposite its name below:

Underwriter	Number of Common Units	Number of Pre-funded Units
Aegis Capital Corp.

The underwriting agreement provides that the underwriters’ obligation to purchase units depends on the satisfaction of the conditions contained in the underwriting agreement including:

●	the representations and warranties made by us to the underwriters are true;

●	there is no material change in our business or the financial markets; and

●	we deliver customary closing documents to the underwriters.

Underwriting Commissions and Discounts and Expenses

The following table shows the per unit and total underwriting discounts and commissions we will pay to Aegis. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional securities.

Total
	Per Common Unit	Per Pre-funded Unit	No Exercise	Full Exercise
Public offering price		$	$	$
Underwriting discounts and commissions to be paid by us (6.50%):		$	$	$
Non-accountable expense allowance (1.5%) (1)		$	$	$
Proceeds, before expenses, to us		$	$	$

(1)	We have agreed to pay a non-accountable expense allowance to the representative equal to 1.5% of the gross proceeds received in this offering.

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We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $ , including a 1.5% non-accountable expense allowance. We have also agreed to reimburse the underwriters for certain of their expenses, including “roadshow”, diligence, and reasonable legal fees and disbursements, in an amount not to exceed $150,000 in the aggregate.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase additional shares of common stock and/or Pre-Funded Warrants, representing 15% of the common stock and Pre-Funded Warrants sold in the offering and/or additional Warrants, representing 15% of the Warrants sold in the offering. The purchase price to be paid by the underwriters per additional share of common stock shall be equal to the public offering price of one Common Unit, less the underwriting discount, the purchase price to be paid per Pre-funded Warrant shall be equal to the public offering price of one Pre-funded Unit, and the purchase price to be paid per additional Warrant shall be $0.01. If this option is exercised in full, the total price to the public will be $        and the total net proceeds, before expenses, to us will be $      .

Stabilization

In accordance with Regulation M under the Exchange Act, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including short sales and purchases to cover positions created by short positions, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making.

●	Short positions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

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●	Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specific maximum price.

●	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. If the underwriters sell more shares than could be covered by the underwriters’ option to purchase additional shares, thereby creating a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares of our common stock until the time, if any, at which a stabilizing bid is made.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the Representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Offering Price Determination

The public offering price was negotiated between the representative and us. In determining the public offering price of our Units, the representative considered:

●	the history and prospects for the industry in which we compete;

●	our financial information;

●	the ability of our management and our business potential and earning prospects;

●	the prevailing securities markets at the time of this offering; and

●	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies, as well as the recent market price of our Company’s common stock.

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Indemnification

We have agreed to indemnify Aegis, its affiliates an each person controlling Aegis against any losses, claims, damages, judgments, assessments, costs, and other liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of the offering, undertaken in good faith.

Discretionary Accounts

The underwriters have informed us that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the shares of our common stock being offered in this offering.

Lock-Up Agreements

All of our directors and executive officers have agreed that, for a period of ninety (90) days, after the date of the offering, subject to certain limited exceptions, they will not directly or indirectly, without the prior written consent of Aegis, (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

The prior sentence will not apply to (i) the shares to be sold pursuant to the Underwriting Agreement, (ii) any shares of common stock issued upon the exercise of an option or other security outstanding on the date of the Offering, (iii) such issuances of options or grants of restricted stock or other equity-based awards under the Company’s 2018 Incentive Compensation Plan and the issuance of shares issuable upon exercise of any such equity-based awards, (iv) the filing of registration statements on Form S-8, (v) the issuance of securities to affiliates and subsidiaries of the Company, and, (vi) the issuance of securities in connection with mergers, acquisitions, joint ventures, licensing arrangements or any other similar non-capital raising transactions.

Aegis, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, Aegis will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

We have agreed that, for a period of one hundred and twenty (120) days following the Closing Date, the Company shall not, without prior written consent of Aegis, (i) issue, enter into any agreement to issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of Common Stock, other capital stock of the Company or Common Stock Equivalents, including any at-the-market offering or Variable Rate Transaction, (ii) enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of Common Stock, other capital stock of the Company or Common Stock Equivalents, whether any transaction is to be settled by delivery of Common Stock or other capital stock of the Company, other securities, in cash or otherwise, (iii) file or cause the filing of any registration statement under the Securities Act with respect to any shares of Common Stock or other capital stock of the Company or Common Stock Equivalents, other than a Registration Statement on Form S-8, or (iv) publicly announce an intention to do any of the foregoing.

The prior sentence will not apply in respect of (i) an Exempt Issuance (except that no Variable Rate Transaction shall be an Exempt Issuance), (ii) an “at-the-market” facility after the first ninety (90) days following the closing date, or (iii) issuances by affiliates or subsidiaries. “Exempt Issuance” means the issuance of (a) Common Stock or options to employees, service providers, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose by the Board of Directors or a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities issued or issuable upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into Common Stock issued and outstanding on the date of the underwriting agreement, provided that such securities have not been amended since the date of the underwriting agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith within ninety (90) days following the closing date, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities and (d) the issuance of Common Stock and securities exercisable or exchangeable for or convertible into Common Stock to affiliates and subsidiaries of the Company, however, that any sales by parties to the lock-ups shall be subject to the lock-up agreements.

Other Relationships

Aegis may in the future provide us and our affiliates with investment banking and financial advisory services for which Aegis may in the future receive customary fees. Aegis may release, or authorize us to release, as the case may be, the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In connection with our initial public offering, on November 23, 2020, we entered into an underwriting agreement with Aegis pursuant to which we paid Aegis an aggregate of $1,360,800 in commissions and non-accountable expenses. In addition, we issued Aegis warrants to purchase 108,000 shares of our common stock at an exercise price of $9.80 per share.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come into possession of this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in the offering. The Representative may allocate a number of shares to the underwriters and selling group members, if any, for sale to their online brokerage account holders. Any such allocations for online distributions will be made by the representative on the same basis as other allocations.

Listing

Our common stock listed on the Nasdaq Capital Market under the symbol “AEI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Direct Transfer, LLC, Raleigh, North Carolina.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our certificate of incorporation contains provisions relating to the indemnification of director and officers and our bylaws extend such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

Sichenzia Ross Ference LLP, New York, New York, as our counsel, will pass upon the validity of the issuance of the shares of our common stock being offered by this prospectus. The firm owns 10,000 shares of our common stock. Kaufman & Canoles, P.C., Richmond, Virginia, is acting as counsel for the underwriter in connection with this offering.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2020 incorporated by reference in this registration statement have been so included in reliance on the report of Briggs & Veselka Co., an independent registered public accounting firm, appearing elsewhere herein and in this registration statement, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of the Company as of December 31, 2019 incorporated by reference in this registration statement have been so included in reliance on the report of Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, appearing elsewhere herein and in this registration statement, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements American Pacific Bancorp, Inc. as of December 31, 2020 incorporated by reference in this registration statement have been so included in reliance on the report of Lo and Kwong C.P.A. & Co, an independent registered public accounting firm, appearing elsewhere herein and in this registration statement, given on the authority of said firm as experts in auditing and accounting.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments to the registration statement) under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of our common stock to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other documents to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file annual, quarterly and current reports, and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC. The SEC maintains an internet site that contains periodic and current reports, information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We will provide a copy of our annual report to stockholders, including our audited consolidated financial statements, at no charge upon written request sent to Alset EHome International Inc., 4800 Montgomery Lane, Suite 210, Bethesda, Maryland 20814. Our corporate website is located at www.alsetehomeintl.com. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

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Up to 4,207,436 Common Units

Up to 4,207,436 Pre-funded Units

Common Units Consisting of
One Share of Common Stock and
One Series A Warrant to Purchase One Share of Common Stock and
One Series B Warrant to Purchase One-Half of a Share of Common Stock

Pre-funded Units Consisting of
One Pre-funded Warrant and
One Series A Warrant to Purchase One Share of Common Stock and
One Series B Warrant to Purchase One-Half of a Share of Common Stock

PROSPECTUS

                    , 2021

Aegis Capital Corp.

Until         , 2021 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting commissions and the underwriter’s unaccountable expense allowance, to be paid in connection with the sale of the shares of common stock being registered, all of which we will pay. All amounts, other than the SEC registration fee, and the FINRA filing fee are estimates.

SEC registration fee	$14,297
Printing/EDGAR expenses	$5,000
FINRA filing fee	$20,156
Legal fees and expenses	$175,000
Accounting fees and expenses	$50,000
Transfer agent and warrant agent fees	$5,000
Miscellaneous	$10,000
Total	$279,453

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by us or in our right in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on our behalf in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

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Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants us the power to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Our Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of our company shall not be personally liable to our company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Our bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of our company or is or was serving at the request of our company as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such director, officer, employee, or agent, or in any other capacity while serving as such director, officer, employee, or agent, shall be indemnified and held harmless by our company to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, other expenses and losses, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of his or her heirs, executors, and administrators.

At present, we do not maintain directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933; however, we are in the process of obtaining such insurance.

Item 15. Recent Sales of Unregistered Securities

On October 1, 2018, we issued a total of 10,000,000 shares of our common stock as follows:

●	100% of the ownership interest in Hengfai International Pte. Ltd. was transferred from Chan Heng Fai (an officer and director of our company) to HF Enterprises Inc. in exchange for 8,500,000 shares of our common stock to be held by HFE Holdings Limited. Hengfai International Pte. Ltd., a Singapore limited company, is the sole stockholder of Hengfai Business Development Pte. Ltd., which is the owner of 761,150,294 ordinary shares of Alset International Limited and warrants to purchase 359,834,471 ordinary shares of Alset International Limited.

●	100% of the ownership interest in Global eHealth Limited was transferred from Chan Heng Fai to HF Enterprises Inc. in exchange for 1,000,000 shares of our common stock to be held by HFE Holdings Limited. Global eHealth Limited, a Hong Kong company, is the owner of 46,226,673 ordinary shares of Holista CollTech Limited.

●	100% of the ownership interest in Heng Fai Enterprises Pte. Ltd. was transferred from Chan Heng Fai to HF Enterprises Inc. in exchange for 500,000 shares of our common stock to be held by HFE Holdings Limited. Heng Fai Enterprises Pte. Ltd., a Singapore limited company, owns 2,480,000 shares of the common stock of Vivacitas Oncology Inc.

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On November 27, 2020, the Company issued 10,000 shares of its common stock for legal services rendered.

On January 19, 2021, the Company issued 10,000 shares of its common stock for public relations services.

Effective as of March 12, 2021, the Company into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Mr. Chan Heng Fai, the founder, Chairman and Chief Executive Officer of the Company, True Partners International Limited, LVD and APB, pursuant to which the Company purchased from Chan Heng Fai (i) warrants (the “Warrants”) to purchase 1,500,000,000 shares of Alset International Limited (“Alset International”); (ii) 1,000,000 shares of LVD’s common stock, constituting all of the issued and outstanding stock of LVD; (iii) 62,122,908 ordinary shares in True Partners Capital Holding Limited (“True Partner”); and (iv) 4,775,523 shares of APB’s Class B common stock, representing 86.44% of the total issued and outstanding common stock of APB. The four acquisitions set forth in the Securities Purchase Agreement closed on March 12, 2021. The Company has issued four convertible notes to Chan Heng Fai as follows: (i) a convertible note in the amount of $28,363,966 for warrants to purchase 1,500,000,000 shares of Alset International; (ii) a convertible note in the amount of $173,394.87 to acquire all of the outstanding capital stock of LVD; (iii) a convertible note in the amount of $6,729,629.29 to acquire 62,122,908 ordinary shares of True Partners; and (iv) a convertible note in the amount of $28,653,138 for 4,775,523 Class B shares of APB. Such four notes will only become convertible into shares of the Company’s common stock following the approval of the Company’s shareholders. Subject to such shareholder approval, each note shall be convertible into shares of the Company’s common stock at a conversion price equal to $5.59 per share (equivalent to the average five closing per share prices of the Company’s common stock preceding January 4, 2021). Each convertible note matures in three years, has an interest rate of 2% per annum and the principal amount and accrued but unpaid interest shall be payable on the maturity date, subject to the conversion of each convertible note.

The shares of our common stock issued in each of the foregoing transactions were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(a)(2) thereof, which exempts transactions by an issuer not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Registration Statement.

Exhibit Number	Description
1.1	Form of Underwriting Agreement.
2.1	Certificate of Merger. Certificate of Merger, incorporated herein by reference to Exhibit 3.5 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 11, 2021.
3.1	Certificate of Incorporation of HF Enterprises Inc., incorporated by reference, filed with the SEC on Form S-1 on December 23, 2019.
3.2	Bylaws of HF Enterprises Inc., incorporated by reference, filed with the SEC on Form S-1 on December 23, 2019.
3.3	Second Amended and Restated Certificate of Incorporation of HF Enterprises Inc., incorporated by reference, filed with the SEC on Form S-1 on December 23, 2019.
3.4	Third Amended and Restated Certificate of Incorporation of HF Enterprises Inc., incorporated by reference, filed with the SEC on Form S-1 on July 30, 2020.
3.5	Certificate of Amendment, incorporated by reference to Exhibit 3.1 on Form 8-K filed with the SEC on May 4, 2021.
4.1	Form of Representative’s Warrant, incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 27, 2020
4.2	Description of Registrant’s Securities, incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K filed with the SEC on April 14, 2021

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4.3	Form of Pre--funded Warrant
4.4	Description of Capital Stock, incorporated by reference and filed with the SEC on Form 10-K on April 14, 2021
4.5	Form of Series A Warrant
4.6	Form of Series B Warrant
5.1	Opinion of Sichenzia Ross Ference LLP
10.1	HF Enterprises Inc. 2018 Incentive Compensation Plan, incorporated herein by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on December 23, 2019.
10.2	Form of Lot Purchase Agreement for Ballenger Run, by and between SeD Maryland Development, LLC and NVR, Inc. d/b/a Ryan Homes, incorporated herein by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1, filed with the SEC on December 23, 2019.
10.3	Management Agreement, entered into as of July 15, 2015, by and between SeD MarylandDevelopment, LLC and SeD Development Management, LLC, incorporated herein by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1, filed with the SEC on December 23, 2019.
10.4	Amended and Restated Limited Liability Company Agreement of SeD Maryland Development, LLC, dated as of September 16, 2015, by and between SeD Ballenger, LLC and CNQC Maryland Development LLC, incorporated herein by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on December 23, 2019.
10.5	Consulting Services Agreement, dated as of May 1, 2017, by and between SeD Development Management LLC and MacKenzie Equity Partners LLC, incorporated herein by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on December 23, 2019.
10.6	Project Development and Management Agreement, dated as of February 25, 2015, by and among MacKenzie Development Company, LLC, Cavalier Development Group, LLC and SeD Maryland Development, LLC, incorporated herein by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on December 23, 2019.
10.7	Assignment and Assumption Agreement, dated as of September 15, 2017, by and between MacKenzie Development Company, LLC and Adams-Aumiller Properties, LLC, incorporated herein by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on December 23, 2019.
10.8	Construction Loan Agreement, dated as of November 23, 2015, by and between SeD Maryland Development, LLC and The Bank of Hampton Roads, incorporated herein by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on December 23, 2019.
10.9	Loan Modification Commitment Letter, dated as of July 27, 2017, from Xenith Bank, f/k/a The Bank of Hampton Roads to SeD Maryland Development, LLC, incorporated herein by reference to Exhibit 10.25 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on December 23, 2019.
10.10	Loan Modification Commitment Letter, dated as of August 30, 2017, from Xenith Bank, f/k/a The Bank of Hampton Roads to SeD Maryland Development, LLC, incorporated herein by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on December 23, 2019.
10.11	Third Loan Modification Agreement, dated as of September 18, 2017, by and among SeD Maryland Development, LLC, SeD Ballenger, LLC, and Xenith Bank, f/k/a The Bank of Hampton Roads, incorporated herein by reference to Exhibit 10.27 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on December 23, 2019.
10.12	Stock Purchase Agreement, dated as of October 1, 2018, by and between HF Enterprises Inc. and Heng Fai Chan as the sole shareholder of Hengfai International Pte. Ltd, incorporated herein by reference to Exhibit 10.28 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on December 23, 2019.
10.13	Stock Purchase Agreement, dated as of October 1, 2018, by and between HF Enterprises Inc. and Heng Fai Chan as the sole shareholder of Global eHealth Limited, incorporated herein by reference to Exhibit 10.29 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on December 23, 2019.

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10.14	Stock Purchase Agreement, dated as of October 1, 2018, by and between HF Enterprises Inc. and Heng Fai Chan as the sole shareholder of Heng Fai Enterprises Pte. Ltd., incorporated herein by reference to Exhibit 10.30 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on December 23, 2019.
10.15	Purchase and Sale Agreement, by and among 150 CCM Black Oak, Ltd. and Houston LD, LLC, dated as of July 3, 2018, incorporated herein by reference to Exhibit 10.31 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on December 23, 2019.
10.16	Amended and Restated Purchase and Sale Agreement, by and among 150 CCM Black Oak, Ltd. and Houston LD, LLC, dated as of October 12, 2018, incorporated herein by reference to Exhibit 10.32 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on December 23, 2019.
10.17	Amendment to Project Development and Management Agreement for Ballenger Run PUD, dated as of October 16, 2019 by and between Adams-Aumiller Properties, LLC and Cavalier Development Group, LLC, incorporated herein by reference to Exhibit 10.33 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on December 23, 2019.
10.18	Development Loan Agreement, dated as of April 17, 2019, by and between SeD Maryland Development, LLC and Manufacturers and Traders Trust Company, incorporated herein by reference to Exhibit 10.34 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on December 23, 2019.
10.19	Term Sheet, dated as of March 3, 2020, by and among DSS Securities, Inc., LiquidValue Asset Management Pte Ltd., AMRE Asset Management Inc. and American Medical REIT Inc., incorporated herein by reference to Exhibit 10.35 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on July 30, 2020.
10.20	Stockholders’ Agreement, dated as of March 3, 2020, by and among AMRE Asset Management Inc., AMRE Tennessee, LLC, LiquidValue Asset Management Pte Ltd., and DSS Securities, Inc., incorporated herein by reference to Exhibit 10.36 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on July 30, 2020.
10.21	Term Sheet, dated as of March 12, 2020, by and between Document Security Systems, Inc., DSS BioHealth Security Inc., Global BioMedical Pte Ltd and Impact BioMedical Inc., incorporated herein by reference to Exhibit 10.37 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on July 30, 2020.
10.22	Share Exchange Agreement among Singapore eDevelopment Limited, Global BioMedical Pte Ltd., Document Security Systems, Inc. and DSS BioHealth Security Inc. dated as of April 27, 2020, incorporated herein by reference to Exhibit 10.38 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on July 30, 2020.
10.23	Loan Agreement, dated as of June 18, 2020, by and between SeD Home & REITs Inc. and Manufacturers and Traders Trust Company, incorporated herein by reference to Exhibit 10.39 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on July 30, 2020.
10.24	Promissory Note from HF Enterprises Inc. to Chan Heng Fai, dated as of August 20, 2020, incorporated herein by reference to Exhibit 10.40 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on September 23, 2020.
10.25	Binding Term Sheet on Share Exchange Transaction Among HF Enterprises Inc. and Mr. Chan Heng Fai Ambrose, dated January 4, 2021, incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K, filed with the SEC on January 12, 2021.
10.26	Executive Employment Agreement, by and between Alset EHome International Inc., Hengfai Business Development Pte Ltd. and Chan Heng Fai, dated as of February 8, 2021, incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K, filed with the SEC on February 11, 2021.
10.27	Securities Purchase Agreement By and Among Alset EHome International Inc., Chan Heng Fai Ambrose, True Partners International Limited, LiquidValue Development Pte Ltd. and American Pacific Bancorp, Inc. dated March 12, 2021, incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on March 18, 2021.
10.28	2% Conditional Convertible Promissory Note dated March 12, 2021, in the principal amount of $28,363,966.42, incorporated herein by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on March 18, 2021.
10.29	2% Conditional Convertible Promissory Note dated March 12, 2021, in the principal amount of $173,394.87, incorporated herein by reference to Exhibit 10.3 to the Company’s Form 8-K filed with the SEC on March 18, 2021.

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10.30	2% Conditional Convertible Promissory Note dated March 12, 2021, in the principal amount of $6,729,629.29, incorporated herein by reference to Exhibit 10.4 to the Company’s Form 8-K filed with the SEC on March 18, 2021.
10.31	2% Conditional Convertible Promissory Note dated March 12, 2021, in the principal amount of $28,653,138.00, incorporated herein by reference to Exhibit 10.5 to the Company’s Form 8-K filed with the SEC on March 18, 2021.
10.32	Loan and Exchange Agreement, incorporated by reference to Exhibit 10.1 on Form 8-K filed with the SEC on May 4, 2021.
10.33	Form of Series A Warrant Agent Agreement
10.34	Form of Series B Warrant Agent Agreement
14.1	Code of Conduct, incorporated herein by reference to Exhibit 14.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on December 23, 2019.
14.2	Code of Ethics for the CEO and Senior Financial Officers, incorporated herein by reference to Exhibit 14.2 to the Company’s Registration Statement on Form S-1, filed with the SEC on Form S-1 on December 23, 2019.
21.1	Subsidiaries of the Company, incorporated by reference to Exhibit 21.1 to the Company’s Form 10-K filed April 14, 2021.
23.1	Consent of Rosenberg Rich Baker Berman, P.A.
23.2	Consent of Briggs & Veselka Co.
23.3	Consent of Lo and Kwong C.P.A. & Co.
23.4	Consent of Sichenzia Ross Ference LLP (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney (contained on signature page).

Unless otherwise indicated, each exhibit set forth above has been filed.

(b) Financial Statement Schedules

None.

Item 17. Undertakings

The Registrant hereby undertakes:

(a) That, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

(b) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on May 4, 2021.

ALSET EHOME INTERNATIONAL INC.

By:	/s/ Chan Heng Fai

Chan Heng Fai
Chairman of the Board and Chief Executive Officer

POWERS OF ATTORNEY

Each of the undersigned officers and directors of Alset EHome International, Inc., a Delaware corporation, hereby constitutes and appoints Chan Heng Fai , Lui Wai Leung Alan and Rongguo Wei and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, to sign in any and all capacities this registration statement and any and all amendments (including post-effective amendments) and exhibits to this registration statement and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chan Heng Fai	Chairman of the Board and	May 4, 2021
Chan Heng Fai	Chief Executive Officer (principal executive officer)

/s/ Lui Wai Leung Alan	Co-Chief Financial Officer	May 4, 2021
Lui Wai Leung Alan	(co-principal financial and accounting officer)

/s/ Rongguo Wei	Co-Chief Financial Officer	May 4, 2021
Rongguo Wei	(co-principal financial and accounting officer)

/s/ Ang Hay Kim Aileen	Director	May 4, 2021
Ang Hay Kim Aileen

/s/ Wong Tat Keung	Director	May 4, 2021
Wong Tat Keung

/s/ Robert Trapp	Director	May 4, 2021
Robert Trapp

/s/ William Wu	Director	May 4, 2021
William Wu

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